Exhibit 19.1

INSIDER TRADING POLICY

LAVA THERAPEUTICS N.V.

INTRODUCTION

Article 1

This document sets out the Company's insider trading policy (“Policy”).

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this Policy the following definitions shall apply:

Article	An article of this Policy.
Board	LAVA Therapeutics N.V.’s board of directors.
CEO	The Company’s chief executive officer.
CFO	The Company’s chief financial officer.
Chairman	The chairman of the Board.
CO	The Company’s compliance officer.
Company	LAVA Therapeutics N.V. and its Subsidiaries.
Company Security

A security, derivative or other financial instrument issued by or relating to LAVA Therapeutics N.V., including:

a.
Shares;
b.
depository receipts for Shares;
c.
options, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and
d.
debt instruments of the Company.

Director	A member of the Board.
ESPP	The Company’s 2021 Employee Share Purchase Plan.
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

GC	The Company’s general counsel.
Inside Information	Material non-public information relating to the Company.
Insider	Any Director, employee or Officer of the Company.
Officer	An officer of the Company.
Pre-Clearance Officer(s)	The Company's CFO, GC or CO, or other Officer appointed by the Board, who is authorized under this Policy to clear a transaction to purchase, sell or otherwise dispose of Company Securities.
Securities Act	The U.S. Securities Act of 1933, as amended.
Share	A share in LAVA Therapeutics N.V.'s capital.
Subsidiary	A subsidiary of LAVA Therapeutics N.V. within the meaning of Section 2:24a of the Dutch Civil Code.
Trading Window

Following the completion of the second full business day following an earnings release by the Company with respect to the preceding financial period until the last calendar day of the last month of the then current financial quarter of the calendar year.

2.2	References to "transactions" in Company Securities include sales, purchases, gifts or other acts consisting of or aimed at acquiring or disposing of such Company Securities (either directly or indirectly and for one's own account or the account of another person), but exclude the grant or exercise of options for, or other rights to acquire, Company Securities under any equity or incentive plan established by the Company (provided that subsequent transactions in Company Securities acquired pursuant to the exercise of such options or rights shall be subject to this Policy).
2.3	References to statutory provisions are to those provisions as they are in force from time to time.
2.4	Terms that are defined in the singular have a corresponding meaning in the plural.
2.5	Words denoting a gender include each other gender.
2.6	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

PROHIBITIONS

Article 3

3.1	Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Insiders are prohibited from:
a.	directly or indirectly conducting or recommending a transaction in Company Securities when the Insider has knowledge of Inside Information, subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Insider became acquainted with such Inside Information (and in those cases only with the prior written approval of a Pre- Clearance Officer);

b.	engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives that are designed to hedge or speculate on any change in the market value of Company Securities;
c.
d.	purchasing or writing options on Company Securities or short-selling Company Securities; and
e.	pledging Company Securities, including by purchasing Company Securities on margin or holding Company Securities in a margin account.
3.2	Insiders are discouraged from placing standing or limit orders on Company Securities. If an Insider determines that they must use a standing order or limit order (other than under an approved trading plan described in Article 6), the order should be limited to short duration and the Insider shall cancel such instructions immediately in the event restrictions are imposed on their ability to trade in a Trading Window pursuant to Article 4.2.
3.3	Each Insider shall provide his or her full cooperation to the Pre-Clearance Officers in any inquiry in relation to such Insider as referred to in Article 8.3, including by providing (or instructing and authorising his or her bank, investment manager, broker or other institution where his or her securities account(s) is/are being administered to provide) a Pre-Clearance Officer with any information as may reasonably be requested by a Pre-Clearance Officer.
3.4	Directors and Officers subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act), and shall take note of, and shall comply with, the requirements under applicable law concerning the notification and disclosure of his or her actual and deemed shareholdings (or other voting and economic interests) in the Company, net and gross short positions in relation to the Company, and transactions conducted in Company Securities, including filing all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144 under the Securities Act. If any Insider is in doubt as to his or her notification and disclosure obligations in this respect, he or she should consult a Pre- Clearance Officer.
3.5	Insiders are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, including but not limited to a partner or collaborator of the Company or an economically-linked company such as a competitor of the Company, if the Insider learns in the course of his or her position with the Company material non- public information, or otherwise confidential information, about such other company or corporation, or Inside Information, that is likely to affect the value of those securities, until the information becomes public or is no longer material to that other company, provided that a Director may disclose such information to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable U.S. federal securities laws.

3.6	The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, Insiders may need to forgo a planned transaction even if they planned it before becoming aware of the material non-public information.
3.7	For the avoidance of doubt, this Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership or family office) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

INSIDE INFORMATION

Article 4

4.1	Under U.S. federal securities laws, determining whether information is Inside Information is not always straightforward. One important factor for determining whether nonpublic information about a company is material is whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Depending on the specific details, the following items may be considered Inside Information until publicly disclosed within the meaning of this Policy:
a.	financial results or forecasts;
b.	status of product or product candidate development or regulatory approvals;
c.	clinical data relating to products or product candidates;
d.	timelines for pre-clinical studies or clinical trials;
e.	acquisitions or dispositions of assets, divisions or companies;
f.	public or private sales of debt or equity securities;
g.	share splits, dividends or changes in dividend policy;
h.	the establishment of a repurchase program for Company Securities;
i.	gain or loss of a significant licensor, licensee or supplier;
j.	changes or new corporate partner relationships or collaborations;
k.	notice of issuance or denial of patents;
l.	regulatory developments;

m.	management or control changes;
n.	employee layoffs;
o.	a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
p.	tender offers or proxy fights;
q.	accounting restatements;
r.	litigation or settlements; and
s.	impending bankruptcy.
4.2	The prohibition on engaging in transactions in Company Securities when an Insider has knowledge of Inside Information lifts once that information becomes publicly disseminated. To be considered publicly disseminated, information must be widely disseminated through a press release, a filing with the Securities and Exchange Commission, or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if the Company announces Inside Information before trading begins on Wednesday, then Insiders may execute a transaction in Company Securities on Friday; if the Company announces Inside Information after trading ends on Wednesday, then Insiders may execute a transaction in Company Securities on Monday (assuming the transaction is otherwise permitted by this Policy). Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific Inside Information.

TRADING WINDOW

Article 5

5.1	Subject to Articles 3.1 and 6.1, transactions by Insiders in Company Securities are only permitted:
a.	during a Trading Window; or
b.	outside a Trading Window for reasons of exceptional personal hardship and subject to prior review by the Pre-Clearance Officer, provided that, if a Pre-Clearance Officer wishes to trade outside a Trading Window, such trade shall be subject to prior review by one of the other Pre-Clearance Officers.
5.2	At times the Company may determine that Insiders are not permitted to conduct transactions in Company Securities even during a Trading Window. No reasons may be provided and the closing of a Trading Window itself may constitute Inside Information that should not be communicated.
5.3	The restrictions in this Article 5 do not apply to:
a.	transactions in Company Securities conducted by Insiders pursuant to a pre-arranged trading plan under Article 7;

b.	the acceptance of Company Securities under an equity or incentive plan established by the Company;
c.	the purchase of Shares under the ESPP on periodic designated dates in accordance with the ESPP;
d.	the exercise of options for or the exercise of similar rights to Company Securities under an equity or incentive plan established by the Company, provided there is no sale of Company Securities in connection with such exercise, including sales to cover the exercise price or taxes; and
e.	the surrender of Shares directly to the Company to cover tax withholding obligations as a result of the issuance of Shares upon vesting or exercise of restricted stock units, options, or other equity awards granted under an equity or incentive plan established by the Company.

PRE-CLEARANCE AND ADVANCE NOTICE OF TRANSACTIONS

Article 6

6.1	All transactions in Company Securities, including the creation or modification of a pre-arranged trading plan under Article 7, by Insiders must be pre-cleared by a Pre-Clearance Officer at least two (2) trading days in advance of the proposed transaction or creation or modification of such plan, provided that, if a Pre-Clearance Officer wishes to perform such a transaction or create or modify such plan, this shall be subject to pre-clearance by one of the other Pre-Clearance Officers. Pre-cleared transactions not completed within five (5) trading days shall again require pre-clearance under the previous sentence.
6.2	Pre-clearance under Article 6.1 may be delayed or denied at the discretion of the Pre-Clearance Officers, as applicable, without providing any reason for such decision.
6.3	Directors and Officers subject to the reporting obligations under Section 16 of the Exchange Act must also give advance notice of their plans to exercise an outstanding stock option to the GC so that the Company may assist in any Section 16 reporting obligations.
6.4	Notwithstanding the pre-clearance process under this Article 6, it is each Insider's responsibility to determine whether he or she is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Insider from the general prohibition of trading on Inside Information.

PRE-ARRANGED TRADING PLAN

Article 7

7.1	Performing transactions in Company Securities under a pre-arranged trading plan is not deemed a violation of this Policy, even if the Insider is in possession of Inside Information at the time such a transaction is executed under such plan, provided that such plan meets the following conditions:

a.	the Insider must enter into a binding contract or written plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;
b.	the Insider must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5 of the Exchange Act, and the Insider must act in good faith with respect to the plan;
c.	the plan (and any amendment to the amount, price or timing of transactions under the plan) includes a certification that, at the time of its adoption, the Insider (i) is not aware of any Insider Information and (ii) is adopting the plan in good faith and not as part of a scheme to evade the prohibitions of Section 10(b) of the Exchange Act;
d.	the plan has a term of at least six (6) months, provided that the plan may provide for early termination at any time after ninety (90) days following the termination of the Insider’s employment or directorship;
e.	the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);
f.	the plan is established (or modified) at a time when the Insider does not possess Inside Information and a Trading Window is open;
g.	the plan prohibits the Insider from later disclosing Inside Information to or asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;
h.	the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Insider if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;
i.	the plan may be terminated by the Insider at any time subject to prior consultation with a Pre-Clearance Officer, provided that if a plan is terminated by an Insider, the Insider is not permitted to enter into a new plan for sixty (60) calendar days;
j.	the plan and any modifications or termination thereof are approved by a Pre-Clearance Officer, which approval may be delayed or denied at his or her sole discretion without providing any reason for such decision;
k.	the first transaction under the plan (or following a modification of the amount, price or timing of transactions under the plan) occurs after a waiting period (“Waiting Period”) as follows: (i) if the Insider is a Director or an “officer” as defined in Rule 16a-1(f) under Section 16 of the Exchange Act, the later of (A) ninety (90) days following the adoption of the plan or (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan), and (ii) for all other Insiders, at least 30 days; and
l.	the plan provides for specific procedures to comply with Rule 144 under the Securities Act, including the filing of Forms 144, when applicable.

7.2	An Insider may have only one trading plan in effect at any time. However, an Insider may, during the term of an existing plan, adopt one new trading plan to replace the existing plan, but only if the first scheduled trade under the new trading plan does not occur before all trades under the existing trading plan are completed or expire without execution; provided, however, that if an Insider terminates the existing plan after adoption of the replacement plan but prior to the existing plan’s scheduled expiration, the Insider’s trades may not commence under the replacement plan until the expiration of the applicable Waiting Period, measured from the date of termination of the existing plan. This restriction on overlapping plans does not apply to plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of Restricted Stock or RSUs (“Qualified Sell-to-Cover Transactions”).
7.3	Other than plans providing for Qualified Sell-to-Cover Transactions, trading plans that are designed to effect the open-market purchase or sale of Company Securities as a single trade may only be entered into once per twelve (12) month period.
7.4	Transactions in Company Securities by an Insider pursuant to an approved pre-arranged trading plan as described in Article 7.1 will not require pre-clearance under Article 6 at the time of the transaction. Notwithstanding any pre-clearance of a pre-arranged trading plan, neither the Company, nor the Directors or other Officers of the Company assume liability for the consequences of any transaction made pursuant to such plan.

PRE-CLEARANCE OFFICER(S)

Article 8

8.1	The Board may appoint and dismiss additional Pre-Clearance Officers not named in this Policy from time to time.
8.2	The Pre-Clearance Officers shall have the duties and powers conferred on them by this Policy and such other duties and powers as the Board may confer on them from time to time.
8.3	The Pre-Clearance Officers may hold an inquiry, or procure an inquiry to be held, into the transactions in Company Securities conducted by, at the instruction of, or for the benefit of any Insider. The Pre-Clearance Officers shall report the outcome of such an inquiry in writing to the CEO (or to the Chairman, if such inquiry concerns the CEO). The CEO (or the Chairman, if the inquiry concerns the CEO) shall report his or her findings and conclusions concerning the inquiry in writing to the Insider concerned.

POLICY DURATION

Article 9

This Policy continues to apply to an Insider’s transactions in Company Securities following termination of the Insider’s relationship with the Company in the following cases:

9.1	If an Insider is aware of Inside Information when the Insider’s relationship with the Company ends, the Insider may not trade Company Securities until two (2) full trading days have elapsed following the public dissemination of the Inside Information through a press release, a filing with the Securities and Exchange Commission, or other widely disseminated announcement or, if earlier, when the Inside Information is no longer material.

9.2	If an Insider’s relationship with the Company ends other than during a Trading Window, the Insider may not trade Company Securities until the next open Trading Window.

VIOLATIONS AND PENALTIES

Article 10

Anyone who engages in insider trading or otherwise violates this Policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this Policy should contact the GC.

AMENDMENTS AND DEVIATIONS

Article 11

Pursuant to a resolution to that effect, the Board may amend or supplement this Policy, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article 12

This Policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.